Exhibit 5.1

[Harter, Secrest & Emery LLP Letterhead]

October 24, 2003

Transcat, Inc.
35 Vantage Point Drive
Rochester, New York 14624

Re:	Registration Statement on Form S-8 1,900,000 Shares of Common Stock, par value $.50 per share

Ladies and Gentlemen:

     You have requested our opinion in connection with your Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended, of 1,900,000 shares of Common Stock, par value $.50 per share (the “Shares”) of Transcat, Inc., issuable pursuant to the Transcat, Inc. 2003 Incentive Plan (the “Plan”).

     We are familiar with the proceedings undertaken in connection with the authorization and issuance of the Shares pursuant to the Plan. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, and upon the issuance of the Shares in accordance with such authorization, the terms of the Plan and the relevant agreements duly authorized by and in accordance with the terms of the Plan, such Shares will be legally issued, fully paid and non-assessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Harter, Secrest & Emery LLP